Filed pursuant to Rule 424(b)(3)

Registration No. 333-114430

Prospectus Supplement No. 4 to Prospectus

Freeport-McMoRan Copper & Gold Inc.

1,100,000 Shares

5½% Convertible Perpetual Preferred Stock and the

Class B Common Stock Issuable Upon Conversion of the

5½% Convertible Perpetual Preferred Stock

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This prospectus supplement relates to the resale by the selling securityholders listed below of 5½% Convertible Perpetual Preferred Stock of Freeport-McMoRan Copper & Gold Inc., and the shares of class B common stock of Freeport-McMoRan Copper & Gold Inc. issuable upon the conversion of the stock.  You should read this prospectus supplement together with the prospectus dated May 3, 2004, and the prospectus supplements No. 1 dated June 4, 2004, No. 2 dated July 26, 2004 and No. 3 dated August 23, 2004, which are to be delivered with this prospectus supplement.

The table below (1) sets forth additional and updated information with respect to the number of shares of the preferred stock owned by each selling securityholder, and the shares of common stock into which such stock is convertible, that may be offered under the prospectus by the selling securityholders, and (2) supplements and, to the extent inconsistent with, amends the table appearing in the section entitled “Selling Securityholders” beginning on page 35 of the prospectus.  To the extent a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding that selling securityholder supercedes the information set forth in the prospectus.

The number of shares of our class B common stock shown in the table below assumes conversion of all of the shares of the preferred stock held by such holder at the initial conversion rate of 18.8019 shares of common stock per share of the preferred stock.  This conversion rate is subject to certain adjustments as described under “Description of the Preferred Stock – Conversion Rights” in the prospectus.  Accordingly, the shares of class B common stock issuable upon conversion of the preferred stock may increase or decrease from time to time.  Under the terms of the certificate of designations, fractional shares will not be issued upon conversion of the preferred stock.  Cash will be paid in lieu of fractional shares, if any.  As of August 30, 2004, we had 178,510,498 shares of our class B common stock outstanding.

The information in the table below is based on information provided by or on behalf of the selling securityholders.  The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their stock or class B common stock since the date on which they provided the information regarding their stock or class B common stock in transactions exempt from the registration requirements of the Securities Act of 1933.  Because the selling securityholders may offer all or some portion of the preferred stock or the class B common stock to be offered by them, we cannot estimate the amount of any sales.

Name	Number of Shares of Preferred Stock Beneficially Owned That May Be Sold	Percentage of Preferred Stock Outstanding*	Number of Shares of Underlying Common Stock That May Be Sold
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	13	**	244
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	12	**	225
Advent Claymore Conv Secs & Income Fd	14,878	1.35%	279,734
Advent Convertible Master (Cayman) LP	23,191	2.11%	436,034
Akela Capital Master Fund, Ltd.	15,000	1.36%	282,028
Alcon Laboratories	618	**	11,619
Alpha US Sub Fund 4 LLC	726	**	13,650
Arlington County Employees Retirement System	1,075	**	20,212
Asante Health Systems	184	**	3,459
City and County of San Francisco Retirement System	2,368	**	44,522
City of New Orleans	324	**	6,091
City University of New York	240	**	4,512
Delaware Public Employees Retirement System	1,926	**	36,212
Grady Hospital Foundation	208	**	3,910
HFR Arbitrage Fund	1,517	**	28,522
Lyrox	2,642	**	49,674
Municipal Employees	410	**	7,708
New Orleans Firefighters Pension/Relief Fund	161	**	3,027
Occidental Petroleum Corporation	449	**	8,442
Pro-mutual	1,403	**	26,379
State of Maryland Retirement Agency	5,138	**	96,604
Tag Associates	155	**	2,914

Total	72,638	6.60%	1,365,722

*

Based on 1,100,000 shares of the preferred stock outstanding.

**

Less than 1%.

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Investing in the preferred stock involves significant risks that are described in the “Risk Factors” section beginning on page 6 of the prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is September 10, 2004.